Exhibit 99.1

NEWS RELEASE
www.vocaltec.com

MAGICJACK ANNOUNCES SETTLEMENT AGREEMENT WITH KANEN WEALTH MANAGEMENT

WEST PALM BEACH, Fla. and NETANYA, Israel, February 2, 2017 -- magicJack VocalTec Ltd. (Nasdaq: CALL) (the “Company”), a leading VoIP cloud-based communications and UCaaS company, today announced that it has reached an agreement (“the Agreement”) with David L. Kanen and Kanen Wealth Management LLC (“Kanen”) in connection with the Company’s 2016 Annual Meeting of Shareholders (“2016 Annual Meeting”).

Pursuant to the Agreement, Kanen has withdrawn its proposed slate of director nominees for election at the 2016 Annual Meeting and agreed to vote its shares in favor of magicJack’s slate of seven director nominees.

“We are pleased to have reached a mutual understanding with Kanen, which we believe represents a positive outcome for all magicJack stockholders,” said Donald A. Burns, Chairman of the Board of Directors. “This resolution will help to reduce the confusion and uncertainty associated with a proxy contest, and we are encouraged by the possibility of working alongside Mr. Howe and Mr. Bell following the successful election of our director slate at the 2016 Annual Meeting.”

David Kanen added, “We are glad that an agreement could be reached. We look forward to continuing a constructive dialogue and working to create value for all shareholders.”

The complete settlement agreement will be filed on Form 8-K with the Securities and Exchange Commission (the “SEC”). The Company’s Board notes that shareholders are not required to take any action prior to the receipt of magicJack’s definitive proxy materials, which will be filed with the SEC in due course, and recommends shareholders defer making any voting decisions until such time.

Vinson & Elkins L.L.P., Akerman LLP and Yigal Arnon & Co. are representing magicJack.

Thompson Hine LLP and Herzog Fox & Neeman are representing Kanen Wealth Management LLC.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq:CALL), the inventor of magicJack and a pioneer in Voice over IP (VoIP) technology and services, is a leading cloud communications company. With its easy-to-use, low cost solution for telecommunications, the Company has sold more than 11 million award-winning magicJack devices, which is now in its fifth generation, has millions of downloads of its free calling apps, and holds more than 30 technology patents. magicJack is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and number of states in which it is certified.

In March 2016, magicJack VocalTec Ltd. acquired Broadsmart, a leading hosted UCaaS (Unified Communication as a Service) provider for medium-to-large multi-location enterprise customers. Broadsmart has a track record of designing, provisioning and delivering complex UCaaS solutions to blue chip corporate customers on a nationwide basis. Broadsmart has expertise in servicing enterprises with hundreds-to-thousands of locations.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2016 Annual Meeting. The Company will file a definitive proxy statement and proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.vocaltec.com in the section “Financial Information.”

Forward-Looking Statements

Some portions of this press release, particularly those describing magicJack’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While magicJack is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of magicJack, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by magicJack that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the SEC, as they may be amended from time to time. MagicJack undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For More Information:

Media

Phil Denning / Seth Potter

ICR, Inc.

561-749-2255

ir@vocaltec.com

Investors

Joe Mills / John Ferguson

Saratoga Proxy Consulting LLC

212-257-1311

jmills@saratogaproxy.com